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EXHIBIT 99.1

Ultimate Electronics Reports Sales Results
for the Quarter and Year Ended January 31, 2004 and
Announces Fiscal 2005 Initiatives

        DENVER, Feb. 5, 2004 /PRNewswire-FirstCall via COMTEX/—Ultimate Electronics, Inc. (Nasdaq: ULTE) today announced its sales results for the quarter and year ended January 31, 2004.

        Sales for the quarter ended January 31, 2004 were $242.3 million compared to $242.5 million for the same period in the previous year. Comparable store sales were down 9% for the quarter ended January 31, 2004. Sales for the year ended January 31, 2004 were $711.9 million, a 1% increase from sales of $704.4 million for the previous year. Comparable store sales were down 10% for the year ended January 31, 2004.

        Dave Workman, president and chief executive officer, stated "January comparable store sales were down 5%. Although the quarter did not meet our expectations, January sales were an improvement from the comparable store sales decline of 12% in December. The fourth quarter sales results reflected challenges in several areas of our business, including overall marketing effectiveness, inventory shortages in certain key technologies, and integration issues with our new management information system. Our exit from the computer category (which represented approximately 2.5% of our sales in fiscal 2003) accounted for 50% of our comparable store decline in January and 28% for the quarter."

        "The past year has been a very difficult year for our company. We have evaluated all aspects of our business and plan to implement a number of sales, operational and cost initiatives designed to capitalize on growth opportunities and to return our company to profitability in fiscal 2005. These initiatives include, but are not limited to, the following:

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  Enhancing our customer focus through the expansion of our value-added services;

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  Capitalizing on new sales opportunities, including DVD software, the home builder business and full-solution merchandising in our core categories;

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  Improving company-wide execution, including the effectiveness of our marketing strategy, the performance of our new management information system and the in-store experience for our customers;

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  Optimizing inventory to reduce stock outages; and

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  Reducing selling, general and administrative expenses through staff reductions, efficiencies in marketing and cost containment in other expense lines."

        Alan Kessock, senior vice president of finance and chief financial officer, stated "Inventory finished the year at approximately $110 million compared to $106.7 at the end of January 2003. Our discontinued inventory was approximately $7.3 million at January 31, 2004, compared to approximately $13 million at January 31, 2003. Borrowings under our revolving line of credit at January 31, 2004 totaled $63.2 million of an available $80 million line of credit. This amount was unusually high due to the disruption of the normal payable cycle caused by excess inventory carried during October and November and the corresponding reduction of purchases in late December and January."

        "For fiscal 2004 we expect to incur charges related to severance expense, our exit from the computer and Playstation® categories, the changes outlined above and any potential impairment of under-performing stores."

        "Our current $80 million line of credit expires in September 2004. We are currently negotiating with our current lender for a four-year extension of our line of credit and an increase in our borrowing capacity to $100 million. This new credit facility is expected to be secured by all of our assets, including our inventory, accounts receivable and corporate facility located in Thornton, Colorado."

        "For the fiscal year ending January 31, 2005, we expect sales of approximately $780 million based upon flat comparable store sales (down mid-single digits in the first half of the year and up mid-single digits in the second half of the year). We expect a slight increase in our gross margins due to our exit from the computer category. Based upon these expectations, planned capital expenditures and the anticipated savings from our cost reduction initiatives, our goal is to be cash-flow positive and profitable for fiscal 2005."

        The company plans to conduct a conference call to discuss this press release today at 11:00 a.m. eastern time. Please visit the company's web site at http://www.ultimateelectronics.com and click on the Street Events icon on the Investor Relations page to access the live broadcast. Ultimate Electronics is expected to release its fourth quarter and annual earnings results on the morning of March 10, 2004 and to hold its conference call at 11:00 a.m. Eastern Time on the day of the release, which will be broadcast live on the Internet. Ultimate Electronics' news releases, quarterly sales and operating results can be found on the Internet on the company's web site at www.ultimateelectronics.com.

        The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding the following: sales, operational and cost initiatives; fiscal 2004 charges related to severance, the exit from certain inventory categories, cost reduction initiatives, and impairment of assets; the increase in our borrowing capacity under, the collateral for and the extension of the company's line of credit; sales, cash-flow, earnings and gross margin expectations for fiscal 2005; and the timing of our fourth quarter and annual earnings release and the related conference call. Actual results may differ materially from those included in the forward-looking statement due to a number of factors, including, but not limited to: changes in general economic conditions, customer responsiveness to new products and the company's sales initiatives, shifts in merchandise mix, activities of our competitors, consumer confidence, terrorism and acts of war, and other risk factors identified in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc.

        Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics®, and 11 stores in Colorado under the trade name SoundTrack®. In addition, the company operates Fast Trak, Inc., an independent electronics repair company based in Minnesota and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards, including Audio Video International's 2003 "Top 10 Audio/Video Retailer of the Year."

SOURCE Ultimate Electronics, Inc.

CONTACT: Alan E. Kessock, Chief Financial Officer of Ultimate Electronics, Inc., +1-303-801-4000

URL: http://www.ultimateelectronics.com

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Ultimate Electronics Reports Sales Results for the Quarter and Year Ended January 31, 2004 and Announces Fiscal 2005 Initiatives